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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                SCHEDULE 13G
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ________)*



                       Ameritrade Holding Corporation
                              (Name of Issuer)


               Class A Common Stock, par value $.01 per share
                       (Title of Class of Securities)


                                  03072H109
                               (CUSIP Number)




         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CUSIP NO. 03072H109


  (1) Name of reporting person(s) Ricketts Grandchildren Trust and First National Bank of Omaha, as Trustee

           S.S. or I.R.S. identification nos. of above persons  47-6186168

  (2)      Check the appropriate box if a member of a group
           (SEE INSTRUCTIONS)                                   (a) [ ]
              N/A                                               (b) [ ]


   (3)     SEC USE ONLY



   (4)     Citizenship or place of organization  United States

                            (5)    Sole voting power  1,584,000*

        Number of shares    (6)    Shared voting power  0
         beneficially
          owned by each     (7)    Sole dispositive power  1,584,000*
          reporting
          person with:      (8)    Shared dispositive power  0


   (9)    Aggregate amount beneficially owned by each reporting person
          1,584,000*


   (10) Check if the aggregate amount in row (9) excludes certain shares [ ] (SEE INSTRUCTIONS)

   (11)   Percent of class represented by amount in row (9)    12.0%

   (12)   Type of reporting person (SEE INSTRUCTIONS)  00 - Trust

         ITEM 1(A).  NAME OF ISSUER:  Ameritrade Holding Corporation

         ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         4211 South 102nd Street
         Omaha, Nebraska 68127

         ITEM 2(A).  NAME OF PERSON FILING:   Ricketts Grandchildren Trust
         and First National Bank of Omaha, as Trustee.

-----------------------
* The Trustee of the Rickets Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Street, Omaha, NE 68102.

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         ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE

         c/o First National Bank of Omaha
         First National Center
         16th & Dodge Streets
         Omaha, NE  68102

         ITEM 2(C).  CITIZENSHIP:   United States

         ITEM 2(D).  TITLE OF CLASS OF SECURITIES:   Class A Common
                     Stock, par value $.01 per share

         ITEM 2(E).  CUSIP NO.:  03072H109

         ITEM 3.  STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

         Not Applicable

         ITEM 4.  OWNERSHIP

         (a)     Amount Beneficially Owned: 1,584,000 [1]
         (b)     Percent of Class:    12.0%
         (c)     Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the vote 1,584,000[1]
                 (ii)    shared power to vote or to direct the vote      0
                 (iii)   sole power to dispose or to direct the disposition
                         of 1,584,000[1]
                 (iv)    shared power to dispose or to direct the disposition
                         of      0

         Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

         ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

         ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

         Not Applicable.





____________________

[1] The Trustee of the Rickets Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Street, Omaha, NE 68102.

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         ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

         ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

         ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

         ITEM 10.  CERTIFICATION

         Not Applicable

                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 26, 1998          Rickets Grandchildren Trust
       ----------------          by First National Bank of
                                 Omaha as Trustee

                                 By:  /s/ Marie Koley
                                 ---------------------------------------------
                                 Name:  Marie Koley
                                 ---------------------------------------------
                                 Title:  Personal Trust Administrative Officer
                                 ---------------------------------------------



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


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